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Press Release

2950 North Loop West, Suite 700 Houston, TX 77092 Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group Inc. Announces Record Third Quarter Results· Segment Profit up 31% to $21.0 million· EPS of $0.63· Issues 2008 Guidance

NATCO Group Inc. (NYSE: NTG) today announced revenue for the third quarter 2007 of $145.2 million, an increase of 10% over third quarter 2006. Net income available to common stockholders for the third quarter 2007 was $12.1 million, or $0.63 per diluted share, compared to net income available to common stockholders for the third quarter 2006 of $9.1 million, or $0.49 per diluted share. Included in the third quarter 2007 results is $0.7 million, or $0.02 per diluted share, of foreign exchange transaction losses resulting from the weakening United States dollar versus the various functional currencies of the Company’s international operations.

Segment profit increased to $21.0 million for the third quarter 2007, up 31% from $16.0 million for the third quarter 2006.

John U. Clarke, NATCO’s Chairman and CEO said, “The third quarter results highlight the importance of the Company’s changing focus of business toward larger global projects in all three of our operating segments. Going forward, we expect the trend toward a higher mix of international business to continue as we expand our geographic reach through our international joint ventures and alliances.”

For the year-to-date period ended September 30, 2007, the Company posted revenue of $413.3 million, up 9% over the same period in 2006; segment profit of $56.7 million, up 16% over the 2006 period; and net income available to common stockholders in 2007, of $32.3 million, or $1.70 per diluted share, compared with a net income available to common stockholders of $25.8 million, or $1.41 per diluted share for year-to-date 2006. Foreign exchange losses included in the 2007 and 2006 year-to-date results were $1.9 million, or $0.06 per diluted share, and $0.2 million, or $0.01 per diluted share, respectively.

Bookings for the third quarter 2007 were $141.3 million, up 25% from third quarter 2006 bookings of $112.8 million. Backlog as of September 30, 2007 was $190.5 million.

For the third quarter 2007, the Oil & Water Technologies segment posted revenue of $88.6 million, down from the third quarter 2006 revenue of $96.0 million due to lower sales of standard and traditional equipment and reduced export parts and service revenue. Segment profit decreased $1.9 million to $5.7 million as a result of the decreased revenue in the standard and traditional product lines offset in part by better execution of the Company’s built-to-order projects. Third quarter 2007 bookings for the segment were $97.0 million compared with $79.9 million for the third quarter 2006 as the Company experienced an increase in international built-to-order project awards during the quarter.

Revenue from the Gas Technologies segment was $26.3 million in the third quarter 2007, compared to $15.5 million in the third quarter 2006. Segment profit for the third quarter 2007 was $10.1 million compared with $5.0 million in the prior year period primarily as a result of the continuing execution of a large South East Asia CO2 membrane project and receipt and delivery of an order for replacement membranes in the quarter. Bookings in the third quarter 2007 totaled $15.3 million, compared with $10.1 million in the third quarter 2006.

Revenue and segment profit contribution from the Automation & Controls segment in the third quarter 2007 increased 35% and 57% over the prior year’s comparable period to $32.2 million and $5.2 million, respectively. The improvement in revenue and earnings is primarily the result of increased contributions from a field services project in Kazakhstan.

Diluted weighted average shares outstanding of 19.6 million for the third quarter 2007 increased from 19.3 million in the third quarter of 2006 as a result of the impact of the Company’s stock options and restricted stock issued pursuant to the Company’s stock compensation plans.

Mr. Clarke concluded, “Our 2008 outlook reflects the strong international project market and the continuing emphasis on aftermarket parts and service sales to augment North American standard and traditional equipment sales. Our recent bookings success in built-to-order project awards is continuing into the fourth quarter giving us better visibility into next year’s results. As such, we are updating 2007 guidance and issuing 2008 guidance.”

The Company now expects segment profit for 2007 to be $78 to $81 million, based upon revenue of approximately $560 to $580 million and earnings per diluted common share, excluding special items, of $2.35 to $2.45. For the fourth quarter 2007, the Company expects revenue of $150 to $170 million and segment profit of $21 to $24 million.

For 2008, the Company expects revenue of $620 to $650 million, segment profit of $90 to $98 million and earnings per diluted share of $2.75 to $3.00.

The Company will hold its quarterly earnings conference call on Thursday, November 1, 2007, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	September	December
(in thousands, except share and par value data)	30,	31,
	2007	2006 (*)

	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$55,579	$ 35,238
Trade accounts receivable, less allowance for doubtful accounts of $1,042
and $1,183 as of September 30, 2007 and December 31, 2006, respectively	138,564	116,165
Inventories, net	49,250	42,451
Deferred income tax assets, net	7,312	5,353
Prepaid expenses and other current assets	3,720	5,075

Total current assets	254,425	204,282
Property, plant and equipment, net	39,101	34,603
Goodwill, net	82,052	80,893
Deferred income tax assets, net	2,215	1,203
Other assets, net	1,258	1,392

Total assets	$379,051	$ 322,373

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable and other	$43,974	$ 36,648
Accrued expenses	58,270	53,178
Customer advanced billings and payments	32,905	35,387
Other current liabilities	721	1,236

Total current liabilities	135,870	126,449
Long-term deferred tax liabilities	531	611
Postretirement benefits and other long-term liabilities	8,597	7,809

Total liabilities	144,998	134,869

Commitments and contingencies
Minority interest	530	337
Series B redeemable convertible preferred stock (redemption value of $1,000 per share), $.01 par value; 15,000 shares authorized, 9,915 and 15,000 issued and outstanding (net of issuance costs) as of September 30, 2007 and December 31,
2006, respectively	9,401	14,222
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued
and outstanding (except Series B shares above)	-	-
Series A preferred stock, $.01 par value; 500,000 shares authorized; no shares
issued and outstanding	-	-
Common stock, $.01 par value; 50,000,000 shares authorized; 18,436,095 and
17,357,557 shares issued and outstanding as of September 30, 2007 and
December 31, 2006, respectively	184	174
Additional paid-in capital	128,786	113,340
Retained earnings	88,931	56,681
Accumulated other comprehensive income	6,221	2,750

Total stockholders' equity	224,122	172,945

Total liabilities, redeemable convertible preferred stock and stockholders'
equity	$379,051	$ 322,373

*Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006 (*)	2007	2006 (*)

Revenue:
Products	$110,244	$104,248	$321,369	$309,261
Services	34,947	27,930	91,945	69,390

Total revenue	$145,191	$132,178	$413,314	$378,651
Cost of goods sold and services:
Products	$83,931	$ 82,219	$244,032	$241,913
Services	19,165	13,641	50,505	33,912

Total costs of goods sold and services	$103,096	$95,860	$294,537	$275,825

Gross Profit	$42,095	$36,318	$118,777	$102,826
Selling, general and administrative expense	20,929	19,964	61,795	53,688
Depreciation and amortization expense	1,562	1,299	4,453	4,163
Interest expense	97	491	277	1,922
Interest income	(617)	(96)	(1,579)	(215)
Minority interest	204	400	180	380
Loss of unconsolidated investment	10	-	118	-
Closure, severance and other	-	2,325	(227)	2,570
Other, net	688	(2,313)	1,979	(2,084)

Income before income taxes	$19,222	$14,248	$ 51,781	$ 42,402
Income tax provision	6,872	4,779	18,512	15,475

Net income	$12,350	$9,469	$ 33,269	$ 26,927
Preferred stock dividends	269	375	1,019	1,125

Net income available to common stockholders	$12,081	$9,094	$ 32,250	$ 25,802

Earnings per share:
-Basic	$0.67	$0.53	$ 1.85	$ 1.53
-Diluted	$0.63	$0.49	$ 1.70	$ 1.41

Weighted average number of shares of common stock
outstanding
-Basic	17,935	17,016	17,467	16,824
-Diluted	19,645	19,307	19,570	19,139

*Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands, except share data)
		Three Months Ended		Nine Months Ended
	September 30,		June 30,	September 30,

	2007	2006 (*)	2007	2007	2006 (*)

Revenue:
Oil & Water Technologies	$ 88,616	$96,031	$95,158	$273,018	$276,673
Gas Technologies	26,292	15,478	20,595	63,023	44,959
Automation & Controls	32,178	23,881	26,431	81,679	66,569
Eliminations	(1,895)	(3,212)	(1,490)	(4,406)	(9,550)

Total revenue	$ 145,191	$132,178	$140,694	$413,314	$378,651

Gross profit:
Oil & Water Technologies	$ 22,287	$23,229	$25,102	$70,398	$63,608
Gas Technologies	12,283	7,645	8,826	29,476	24,290
Automation & Controls	7,525	5,444	6,659	18,903	14,928

Total gross profit	$ 42,095	$36,318	$40,587	$118,777	$102,826

Gross profit % of revenue:
Oil & Water Technologies	25.2%	24.2%	26.4%	25.8%	23.0%
Gas Technologies	46.7%	49.4%	42.9%	46.8%	54.0%
Automation & Controls	23.4%	22.8%	25.2%	23.1%	22.4%
Total gross profit % of revenue	29.0%	27.5%	28.8%	28.7%	27.2%

Operating expenses:
Oil & Water Technologies	$ 16,568	$15,584	$15,878	$48,450	$42,080
Gas Technologies	2,224	2,642	2,135	6,343	5,690
Automation & Controls	2,351	2,138	2,412	7,300	6,298

Total operating expenses	$ 21,143	$20,364	$20,425	$62,093	$54,068

Segment profit: (1)
Oil & Water Technologies	$ 5,719	$7,645	$9,224	$21,948	$21,528
Gas Technologies	10,059	5,003	6,691	23,132	18,600
Automation & Controls	5,174	3,306	4,247	11,604	8,630

Total segment profit	$ 20,952	$15,954	$20,162	$56,684	$48,758

Segment profit % of Revenue
Oil & Water Technologies	6.5%	8.0%	9.7%	8.0%	7.8%
Gas Technologies	38.3%	32.3%	32.5%	36.7%	41.4%
Automation & Controls	16.1%	13.8%	16.1%	14.2%	13.0%
Total segment profit % of Revenue	14.4%	12.1%	14.3%	13.7%	12.9%

Bookings:
Oil & Water Technologies	$ 96,959	$79,934	$80,673	$264,450	$273,812
Gas Technologies	15,286	10,059	12,958	49,199	91,652
Automation & Controls	29,047	22,837	27,766	82,891	62,595

Total bookings	$ 141,292	$112,830	$121,397	$396,540	$428,059

	As of September 30,		As of June 30,
Backlog:	2007	2006	2007

Oil & Water Technologies	$ 136,730	$152,933	$127,867
Gas Technologies	42,436	57,119	53,442
Automation & Controls	11,344	10,380	13,100

Total backlog	$ 190,510	$220,432	$194,409

*Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.

(1) Total segment profit is a non-GAAP financial measure that can be reconciled to the unaudited Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the performance of the Company.

			(in thousands)
		Three Months Ended		Nine Months Ended
	September 30,		June 30,	September 30,

	2007	2006 (*)	2007	2007	2006 (*)

Total segment profit:	$ 20,952	$15,954	$20,162	$56,684	$48,758
Depreciation and amortization	1,562	1,299	1,501	4,453	4,163
Interest expense	97	491	37	277	1,922
Interest income	(617)	(96)	(621)	(1,579)	(215)
Closure, severance and other	-	2,325	(227)	(227)	2,570
Other, net	688	(2,313)	735	1,979	(2,084)

Income before income taxes	$ 19,222	$14,248	$18,737	$51,781	$42,402
Income tax provision	6,872	4,779	6,595	18,512	15,475

Net income	$ 12,350	$9,469	$12,142	$33,269	$26,927
Preferred stock dividends	269	375	375	1,019	1,125

Net income available to common stockholders	$ 12,081	$9,094	$11,767	$32,250	$25,802

*Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.